Exhibit 5.1

600 Travis, Suite 4200 Houston, Texas 77002 713.220.4200 Phone 713.220.4285 Fax andrewskurth.com

October 24, 2014

Rose Rock Midstream, L.P.

Two Warren Place

6120 S. Yale Avenue, Suite 700

Tulsa, Oklahoma 74136-4216

Ladies and Gentlemen:

We have acted as special counsel to Rose Rock Midstream, L.P., a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3 (the “Registration Statement”), filed with the Securities and Exchange Commission (the “SEC”) pursuant to the Securities Act of 1933, as amended (the “Securities Act”), on October 24, 2014. The Registration Statement relates to the offering from time to time, as set forth in the Registration Statement, the form of prospectus contained therein (the “Prospectus”) and one or more supplements to the Prospectus (each, a “Prospectus Supplement”), of up to $150,000,000 of common units representing limited partner interests in the Partnership (the “Common Units”) on terms to be determined at the time of the offering thereof. All capitalized terms used but not defined herein have the respective meanings assigned to such terms in the Registration Statement.

As the basis for the opinions hereinafter expressed, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the following: (i) the Certificate of Limited Partnership of the Partnership, as amended to date; (ii) the Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated December 14, 2011, as amended to date (the “Partnership Agreement”); (iii) the Certificate of Formation of Rose Rock Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership (the “General Partner”), as amended to date; (iv) the First Amended and Restated Limited Liability Company Agreement of the General Partner, dated December 14, 2011, as amended to date (the “LLC Agreement”); (v) the Registration Statement; (vi) the Prospectus; and (vii) such other instruments and other certificates of public officials, officers and representatives of the Partnership and the General Partner, and such other persons as we have deemed appropriate as a basis for the opinions expressed below.

In rendering the opinion expressed below, we have assumed and have not verified (i) the genuineness of the signatures on all documents that we have examined, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents supplied to us as originals and (iv) the conformity to the authentic originals of all documents supplied to us as certified, photostatic or faxed copies. In conducting our examination of documents, we have assumed the power, corporate or other, of all parties thereto other than the Partnership and the General Partner to

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Rose Rock Midstream Partners, L.P.

October 24, 2014

enter into and perform all obligations thereunder and have also assumed the due authorization by all requisite action, corporate or other, and the due execution and delivery by such parties of such documents and that, except as set forth in the opining paragraph below, to the extent such documents purport to constitute agreements, such documents constitute valid and binding obligations of such parties.

In rendering the opinion expressed below, we have also assumed:

(i) the Certificate of Limited Partnership of the Partnership, the Partnership Agreement, the Certificate of Formation of the General Partner and the LLC Agreement, in each case as amended to date, will not have been amended in any manner that would affect any legal conclusion set forth herein;

(ii) the consideration paid for the Common Units will comply with Article V of the Partnership Agreement; and

(iii) the issuance and sale of and payment for the Common Units will be in accordance with the applicable definitive purchase, underwriting, distribution or similar agreement approved by the board of directors of the General Partner and the Registration Statement (including the Prospectus and the applicable Prospectus Supplement).

Based upon the foregoing and subject to the limitations, qualifications, exceptions and assumptions set forth herein, we are of the opinion that (a) when the Partnership has taken all necessary action to approve the issuance of the Common Units, the terms of the offering thereof and related matters, and (b) when any of the Common Units have been issued and delivered against payment therefor in accordance with the terms of the applicable definitive purchase, underwriting distribution or similar agreement approved by the board of directors of the General Partner, upon payment (or delivery) of the consideration therefor provided for therein, (i) such Common Units will be validly issued and (ii) under the Delaware Revised Uniform Limited Partnership Act and the Partnership Agreement, purchasers of such Common Units will have no obligation to make further payments for their purchase of such Common Units or contributions to the Partnership solely by reason of their ownership of such Common Units, and no personal liability for the debts, obligations and liabilities of the Partnership, whether arising in contract, tort or otherwise, solely by reason of their ownership of such Common Units.

Rose Rock Midstream Partners, L.P.

October 24, 2014

We express no opinion other than as to the Delaware Revised Uniform Limited Partnership Act (which is deemed to include the applicable provisions of the Delaware Constitution and reported judicial opinions interpreting those laws) and the federal laws of the United States of America, and we are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to this firm under the heading “Legal Matters” in the Prospectus. In giving this consent we do not admit that we are “experts” under the Securities Act, or the rules and regulations of the SEC issued thereunder, with respect to any part of the Registration Statement, including this exhibit. This opinion is expressed as of the date hereof, and we disclaim any undertaking to advise you of any subsequent changes of the facts stated or assumed herein or any subsequent changes in applicable law, and we have assumed that at no future time would any such subsequent change of fact or law affect adversely our ability to render at such time an opinion (a) containing the same legal conclusions set forth herein and (b) subject only to such (or fewer) assumptions, limitations and qualifications as are contained herein.

Very truly yours,

/s/ Andrews Kurth LLP